                      DATED          14 JUNE          1996
                      ------------------------------------



                    PHILADELPHIA INTERNATIONAL EQUITIES, INC.
                                    & OTHERS


                        CITY MORTGAGE CORPORATION LIMITED


                            CITYSCAPE FINANCIAL CORP.


                          ARI CHARLES ZAPHIRIOU-ZARIFI


                              NORMAN PATRICK ROYAL


                THE HERITABLE AND GENERAL INVESTMENT BANK LIMITED


                      ------------------------------------

                                    AGREEMENT


                        for the sale and purchase of the
                         entire issued share capital of
                             HERITABLE GROUP LIMITED


                      ------------------------------------

                                TABLE OF CONTENTS

 1   Definitions.........................................................     2

 2   Agreement for sale..................................................    13

 3   Purchase consideration..............................................    13

 4   Consideration Shares................................................    13

 5   Completion..........................................................    16

 6   Warranties and indemnity by the Vendors.............................    22

 7   Guarantees..........................................................    24

 8   PIE's undertaking and termination of Shareholder Agreement..........    26

 9   Phoebus Employees, Employee Bonuses and NR's service agreement......    26

 10  Pensions............................................................    29

 11  Further undertakings of the Vendors.................................    29

 12  Change of Name......................................................    31

 13  Orion litigation....................................................    32

 14  Assignment and successions..........................................    33

 15  Announcements.......................................................    34

 16  Information.........................................................    34

 17  Costs...............................................................    35

 18  Communications......................................................    35

 19  Invalidity..........................................................    36

 20  Counterparts........................................................    37

 21  Proper law..........................................................    37

* Schedule 1:  Vendor's Holdings.........................................    39

* Schedule 2:  Part 1 - Details of the Company...........................    42
               Part 2 - Details of the Subsidiaries of the Company.......    43
               Part 3 - Details of Phoebus...............................    62

* Schedule 3:  Warranties................................................    63

* Schedule 4:  Vendor's Limitation Schedule..............................    98

* Schedule 5:  Deed of Indemnity.........................................    108

* Schedule 6:  Part 1 - Properties.......................................    130
               Part 2 - Retained Properties..............................    131

* Schedule 7:  Pensions..................................................    132

* Schedule 8:  HF Mortgage Tape..........................................    145

* Schedule 9:  Accounting Policies Provisioning..........................    146

* Schedule 10: Mortgage Loan Documents...................................    147

* Schedule 11: Mortgage Indemnity Policies...............................    149

* Schedule 12: Part 1 - Block Building Policies..........................    150
               Part 2 - Building Contingency Policies....................    150

* Schedule 13: Description of Data Fields on the HF Mortgage Tape........    151

* Schedule 14: Employee Bonuses..........................................    152




     *Omitted Schedule. The Registrant undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.

DATED:              14 June 1996


PARTIES:

1. "VENDORS": the persons whose names and addresses are set out in Column 1 of Schedule 1;

2. "PURCHASER": City Mortgage Corporation Limited, whose registered office is at 19 Cavendish Square, London W1A 2AW;

3. "PARENT": Cityscape Financial Corp. whose registered office is at 565 Taxter Road, Elmsford, New York, 10523-5200, United States of America;

4.       "AZZ": Ari Charles Zaphiriou-Zarifi of 31a Tanza Road, London NW3 2UA;

5. "NR": Norman Patrick Royal of Domus, Oxford Road, Purley-on-Thames, Reading, Berkshire RG31 6UT;

6. "BANK": The Heritable and General Investment Bank Limited whose registered office is at Apex House, 9 Haddington Place, Edinburgh EH7 4AL.

RECITALS:

1        The Purchaser has agreed to purchase the Shares under this agreement.

2 By a special resolution of the Company passed on 7 June 1996 the Company was re-registered as a private company.

3 Pursuant to a resolution of the board of directors of the Bank and of the shareholders of the Bank passed on 11 June 1996, copies of which are attached to the Disclosure Letter, the Bank declared an interim dividend of Pound Sterling 33,329,000 which was satisfied as to Pound Sterling 31,129,000 by the transfer of the Company of the whole of the issued share capital of HF and as to Pound Sterling 2,200,000 in cash. Accordingly, on that date the Company was registered as the sole shareholder of HF.

4 Immediately prior to the exchange of this agreement by the parties hereto, the Company entered into an unconditional agreement ("the Bank Sale Agreement") in the agreed form with the Vendors for the sale by the Company of the whole of the issued share capital of the Bank, completion of which agreement is to take place contemporaneously with the completion of this agreement.

5 On 13 June 1996, the issued share capitals of Commercial Property Funding Limited, Heritable Corporate Finance Limited, Heritable Industrial Holdings Limited, Heritable Financial Services Limited, Heritable Industrial Leasing Limited, Hilstone Administration Company Limited and Hilstone Insurance Services Limited, being certain subsidiaries of the Company, were transferred by the Company to the Bank for a total consideration of Pound Sterling 10,261.

6 Copies of the documents pertaining to the matters referred to in Recitals 2 to 5 above are annexed to the Disclosure Letter.


OPERATIVE PROVISIONS


1        DEFINITIONS

1.1 In this agreement, including the Schedules (unless otherwise stated) the following words and expressions have the meanings stated, unless they are inconsistent with the context:

         "ASSOCIATED VENDOR"

         bears the meaning set out in clause 6.1.

         "ACCOUNTS"

         the statutory financial statements of HF and each of its Subsidiaries for the financial year ended on the Accounts Date including the director's report and the notes thereon, copies of which are annexed to the Disclosure Letter.

         "ACCOUNTS DATE"

         31 December 1995 (being the date to which the Accounts were prepared).

         "ACT"

         Companies Act 1985 as amended by the Companies Act 1989.

         "ASSOCIATE"

         in relation to each of the Vendors, any person who is connected with it or him within the meaning of section 286 TCGA, but which shall for the avoidance of doubt exclude the Bank.

         "BANK SALE CONSIDERATION"

         means Pound Sterling 15,057,000, being the consideration payable by the Vendors to the Company pursuant to the Bank Sale Agreement.

         "BUILDING POLICIES"

         means the block buildings policies listed in Part 1 of Schedule 12 and the buildings contingency policies listed in Part 2 of Schedule 12.

         "BUSINESS"

         the business of HF and its Subsidiaries as currently carried on which is the business of advancing consumer loans secured on residential property in Great Britain to borrowers of good credit history represented by the Group's existing loan portfolio and current loan origination.

         "CAA"

         Capital Allowances Act 1990.

         "CASH CONSIDERATION"

         the case sum to be paid to the Vendors in accordance with clause 3.1.1.

         "COMPANY"

         Heritable Group Limited.

         "COMPLETION"

         completion of the purchase of the Shares in accordance with clause 5 of the agreement.

         "CONSIDERATION"

         the purchase consideration for the Shares set out in clause 3.1


         "CONSIDERATION SHARES"

         the 49,681 shares of common stock of US$0.01 of the Parent to be allotted to the Consideration Shares Vendors in accordance with clause 3.1.2.

         "CONSIDERATION SHARES VENDORS"

         Onjet International Co., Inc., Reads Trustees Limited and Martin Young, being the Vendors who are to be issued Consideration shares in accordance with clause 3.1.2.

         "DATA ROOM INDEX"

         the index of documents comprised in annexure B to the Disclosure
         Letter.

         "DATA ROOM INFORMATION"

         the Data Room Index and that part of the information made available to the Purchaser before the date of this agreement which is attached as annexure B to the Disclosure Letter.

         "DEED OF INDEMNITY"

         the deed of indemnity in the agreed form between the Vendors, the Purchaser and the Bank set out in Schedule 5.

         "DISCLOSURE BUNDLE"

         the Disclosure Index and the documents referred to in the Disclosure Letter which are annexed as annexure A to the Disclosure Letter.

         "DISCLOSURE INDEX"

         the index of documents comprised in annexure A to the Disclosure
         Letter.

         "DISCLOSURE LETTER"

         the disclosure letter, of today's date, from the Vendors to the Purchaser in the agreed form.

         "FIRST MORTGAGE LOAN"

         means a lot to an HF Borrower the repayment of which is secured by a first ranking charge or mortgage over a residential property.

         "GROUP"

         the Company and its subsidiaries.

         "GROUP COMPANY"

         any of the Company or its Subsidiaries.

         "HF"

         Heritable Finance Limited (including in relation to any HF Loan or a the Subsidiary of HF which granted the HF Loan or which is currently entitled to the benefit of it).

         "HF ASSIGNMENT"

         a legal assignment or an intimated Scottish assignation of an HF Policy by way of security for an HF Loan.

         "HF BORROWER"

         a customer of HF or of any Subsidiary of HF who has borrowed amounts from HF or any Subsidiary of HF any of which (inclusive of any accrued interest or fees or other payments) remain outstanding at the date of this agreement.

         "HF LOAN"

         a loan made by HF or by any Subsidiary of HF to an HF Borrower listed in the HF Mortgage Tape.

         "HF MORTGAGE"

         a legal mortgage or charge of standard security over a Relevant Property securing an HF loan.

         "HF MORTGAGE TAPE"

         the attached printout of all HF Loans and HF Mortgages (including the description of data fields set out in Schedule 13) as at 31 May 1996.

         "HF POLICY"

         a life insurance policy in respect of the life of an HF Borrower which is intended to form part of the security for the corresponding HF Loan.

         "HG BALANCE SHEET"

         the audited unconsolidated balance sheet of the Company as at 31 December 1995 together with the notes thereon copies of which are annexed to the Disclosure Letter.

         "HG MANAGEMENT ACCOUNTS BALANCE SHEET"

         the unaudited unconsolidated balance sheet of the Company as at 31 May 1996 a copy of which is annexed to the Disclosure Letter.


         "ICTA"

         Income and Corporation Taxes Act 1988.

         "INTELLECTUAL PROPERTY RIGHTS"

         trade or service marks, business names, copyright (all whether registrable, registered or unregistered), registered design rights, unregistered design rights, patents, inventions and confidential information (including any and all applications and rights to apply for any of the foregoing).

         "INTER-COMPANY LOANS"

         the sum of Pound Sterling 115,162,308.33 in aggregate due at Completion (after taking into account the sum of Pound Sterling 1,299,896 to be repaid pursuant to clause 5.7) from the Group to the Bank in respect of loans made to the Group by the Bank, details of which are annexed to the Disclosure Letter.

         "INTRODUCER"

         a broker who has signed a facility application form with HF.

         "IN THE AGREED FORM"

         a form agreed between the parties, a copy of which has been initialled for the purposes of identification by the Vendors' Solicitors and the Purchaser's Solicitors.

         "ITA"

         Inheritance Tax Act 1984.

         "KEY BROKER"

         a broker who has in the twelve months prior to the date of this agreement referred more that 10 per cent in value of HF Loans originated during that period to HF or its Subsidiaries.

         "MAJORITY VENDORS"

         any combination of the Vendors who together are entitled to more than 80 percent of the Consideration (valuing for this purpose only the Consideration Shares at Pound Sterling 25 per share).

         "MANAGEMENT ACCOUNTS"

         the unaudited consolidated management accounts of HF and its Subsidiaries for the period from 1 January 1996 to 31 May 1996 copies of which are annexed to the Disclosure Letter.

         "MORTGAGE INDEMNITY POLICIES"

         the policies of insurance listed in Schedule 11.

         "MORTGAGE LOAN DOCUMENTS"

         those documents listed in Schedule 10.

         "MORTGAGE PORTFOLIO"

         the portfolio consisting of HF Loans and HF Mortgages held by HF as at the date of this agreement.

         "MORTGAGE LOAN FILE"

         means, in relation to an HF Loan, the loan file and the deeds packet relating to that HF loan.

         "NEW PORTFOLIO"

         in respect of the Mortgage Portfolio, those HF Loans in respect of which the original advance was made during or after October 1993.

         "OLD PORTFOLIO"

         in respect of the Mortgage Portfolio, those HF Loans in respect of which the original advance was made during or prior to September 1993.

         "PHOEBUS"

         Phoebus Software Limited, a company registered in England under number 2441885 and in which the Company holds 50 "A" ordinary shares of Pound Sterling 1 each, further details of which are set out in Part 3 of Schedule 2.

         "PHOEBUS SERVICE AGREEMENT"

         the agreement in the agreed form between the Bank, HF and Phoebus relating to certain services to be provided by inter alia the Phoebus Employees to HF.

         "PHOEBUS EMPLOYEE"

         means any one of Charles Byford, Robert Lintonbon, Ceri Schinella and Andrew Middleton.

         "PIE"

         Philadelphia International Equities Inc., one of the Vendors.

         "PROPERTIES"

         the properties more properly described in Part 1 of Schedule 6.

         "PURCHASER'S ACCOUNTANTS"

         BDO Stoy Hayward of 8 Baker Street, London W1R 1DA.

"PURCHASER'S SOLICITORS"

Titmuss Sainer Dechert of 2 Serjeants' Inn, London EC4Y ILT.

"REGULATED MORTGAGE LOAN"

an HF Loan which is regulated or partly regulated for the purposes of the Consumer Credit Act 1974.

"RELEVANT PROPERTY"

a property on which an HF Loan is secured.

"RETAINED PROPERTIES"

the properties more properly described in Part 2 of Schedule 6.

"SECOND MORTGAGE LOAN"

a loan to an HF Borrower the repayment of which is secured by a charge or mortgage over a Relevant Property ranking in point of priority for repayment immediately after the charge or mortgage securing repayment of the relevant First Mortgage Loan.

"SETTLEMENT AGREEMENT"

the agreement dated 13 July 1993 for the handling of domestic mortgage guarantee claims made between Eagle Star Insurance Company Limited ("Eagle Star") (1) and HF (2), a copy of which is attached to the Disclosure Letter.

"SHARES"

1,541,731 ordinary shares of Pound Sterling 1 each in the capital of the Company comprising 771,021 "A" Shares and 770,710 "B" Shares.

"SHAREHOLDERS AGREEMENT"

the agreement dated 30 June 1993 between PIE (1) Established Holdings Limited
(2) Philadelphia International Investment Corporation (3) Financiere Worms & Cie
(4) Worms & Company Limited (5) Ensign Trust Limited (6) Legal & General Assurance Society Limited (7) Thompson Clive Investments Plc (8) TCGP (Jersey) Limited (9) Midland Bank Trust Company Limited (10) ANZ Grindlays Trust Corporation (Jersey) Limited (11) David Fielden (12) David W J Heaver (13) Peter William Longland and Jean Longland (14) Coutts & Co (Jersey) Limited (15) Ian T Wentworth (16) Martin H Young (17) The General Trust Company Limited (18) and the Company (19) relating to the Company, a copy of which is attached to the Disclosure Letter.

"SUBORDINATED LOAN"

the amount outstanding as at Completion (being Pound Sterling 5,113,892.08 including accrued interest) of the floating rate unsecured subordinated loan stock 2002 created by the Company by an instrument dated 13 June 1994, a copy of which is attached to the Disclosure Letter.

"SUBSIDIARY"

a subsidiary as defined in section 736 of the Act, save that references to a Subsidiary of the Company shall be deemed to exclude Phoebus, the Bank and its Subsidiaries (identified in the Bank Sale Agreement) (other than HF and its Subsidiaries) and references to a Subsidiary of the Bank shall be deemed to exclude HF and its Subsidiaries.

"TAXATION"

as defined in the Deed of Indemnity.

"TAX WARRANTIES"

the Warranties contained in Section 8 (headed "Taxation") of Schedule 3 and any other Warranty relating to Taxation or where the matter giving rise to the breach of the Warranty is attributable to Taxation.

"TCGA"

Taxation of Chargeable Gains Act 1992.

"TOP-UP LOAN"

means a Second Mortgage Loan made by HF which was completed at the same time as the relevant First Mortgage Loan.

"UNDERWRITING MANUAL"

means the manual of origination and underwriting procedures attached to the Disclosure Letter as annexure 23.6.

"VALUATION"

means

(i)  in respect of the Old Portfolio either:

     (a) (other than during the period from 1 June 1991 to 30 September 1992) in circumstances in which HF was able, prior to the making of the relevant advance (the "RELEVANT TIME"), to verify the purchase price and date of purchase of the Relevant Property, that purchase price adjusted as at the relevant time by reference to the Halifax Regional House Price Indices (the "INDEX ADJUSTED VALUE"); or

     (b) (other than during the period from 1 June 1991 to 30 September 1992) in circumstances in which item (i)(a) above does not apply, a full inspection valuation (being one in which a valuer makes an internal and external inspection of the property) obtained from and paid for by an Introducer and provided by a valuer (being an associate or fellow of the Royal Institution of Chartered Surveyors (a "QUALIFIED VALUER")) approved by HF on either HF's own valuation form (comprising part of the Mortgage Loan Documents) or on the Introducer's valuation form or, in the case of certain Top-up Loans, a valuation undertaken on behalf of the relevant first mortgagee; or

     (c) during the period from 1 June 1991 to 30 September 1992, a full inspection valuation by a qualified valuer instructed and paid for by HF on HF's own valuation form;

(ii) in respect of the New Portfolio:

     (a) in the case of either a First Mortgage Loan or a Second Mortgage Loan in respect of which the proposed principal amount of the loan advance together with the outstanding principal balance owing under the relevant First Mortgage Loan is greater than 70% of the estimated value of the Relevant Property following an assessment by HF of the relevant loan application or where the principal amount of the HF Loan is greater than Pound Sterling 25,000, a full inspection valuation of the Relevant Property addressed to and paid for by HF undertaken by a qualified valuer;

     (b)  in circumstances in which item (ii)(a) above does not apply, either:

          (aa) if a drive-by valuation of the Relevant Property indicated to HF that the actual value of the Relevant Property, in the opinion of the qualified valuer undertaking the drive-by valuation, differed from the purchase price of the Relevant Property adjusted at the relevant time by the Index Adjusted Value by more than 10%, a full inspection valuation of the Relevant Property addressed to and paid for by HF undertaken by an independent qualified valuer; or

          (bb) if the principal amount of the proposed HF Loan is more than 50% of the applicant's estimated value of the Relevant Property at the relevant time and a drive-by valuation by a qualified valuer differed from the applicant's estimated value by more than 10%, a full inspection valuation of the Relevant Property addressed to and paid for by HF undertaken by an independent qualified valuer; or

          (cc) if (aa) and (bb) do not apply, a drive-by valuation by a qualified valuer only.

"VATA"

Value Added Tax Act 1994.

"VENDORS' ACCOUNTANTS"

KPMG of 8 Salisbury Square, London, EC4Y 8BB.

"VENDORS' SOLICITORS"

Berwin Leighton of Adelaide House, London Bridge, London EC4R 9HA.

"WARRANTIES"

the agreements, obligations, warranties, representations and undertakings of the Vendors set out in Schedule 3 and given pursuant to clause 6.1.

1.2 In construing the Warranties reference to the "AWARENESS" "KNOWLEDGE" or "BELIEF" of the Vendors shall be construed as a reference to the actual awareness and knowledge or honest belief of NR, Martin Young and AZZ but any Warranty containing any such reference shall be deemed to include a further warranty that such Warranty has been given after due and careful enquiry by those individuals of Charles Byford, David Fielden, Nigel Bunnett, Richard Davies, Gloria Felstead, Terrence Goddard, Melanie Luteijn and Aongus Mullen but no other enquiry and shall not include any constructive knowledge or knowledge as might otherwise be imputed to the relevant individual.

1.3 Unless it is inconsistent with the context, in this agreement and in the Schedules a reference to a statute or statutory provision includes a reference to:-

1.3.1    any statutory amendment, modification, consolidation or re-enactment;

1.3.2 statutory instruments or subordinate legislation or orders made pursuant to the statute or statutory provision;

1.3.3 statutory provisions of which the statutory provision is an amendment, modification, consolidation or re-enactment.

1.4 A reference in this agreement and in the Schedules to the Vendors includes, where appropriate, their personal representatives.

1.5 In this agreement and in the Schedules words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include corporations and vice versa.

1.6 Unless otherwise stated in this agreement and in the Schedules, a reference to a clause, sub-clause or Schedule is a reference to a clause or sub-clause of, or Schedule to, this agreement.

1.7 Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

1.8 A reference in this agreement to a party is a reference to a party to this agreement.

2        AGREEMENT FOR SALE

2.1 Subject to the terms of this agreement, the Vendors shall sell with full title guarantee free from all liens, charges and encumbrances and Purchaser (relying on the Warranties) shall purchase the Shares with all rights attaching to them, with effect from Completion.

2.2 The Vendors waive any pre-emption rights they may have in relation to any of the Shares, whether under the articles of association of the Company or otherwise.

3        PURCHASE CONSIDERATION

3.1 The purchase consideration for the Shares shall be Pound Sterling 43,000,420 (of which Pound Sterling 18,000,420 shall represent the net assets of the Group Companies at Completion and Pound Sterling 25,000,000 shall represent goodwill) which shall be satisfied:

3.1.1 as to Pound Sterling 41,758,395 in cash which sum shall be paid to the Vendors at Completion in the amounts respectively specified in column 4 of Schedule 1; and

3.1.2 as to Pound Sterling 1,242,025 by the issue at Completion by the Parent of the Consideration Shares to those of the Vendors indicated in
         Schedule 1A in the amounts respectively specified in column 2 of
         Schedule 1A.

3.2 The Vendors shall (as a matter between themselves and without any liability on the Purchaser or the Parent to satisfy the Consideration in any amount other than the amounts specified in Schedule 1) be entitled to share the Consideration as set out in Schedule 1.

4        CONSIDERATION SHARES

4.1      The Parent warrants to the Vendors that:-

4.1.1 it has the legal right and full power and authority to execute and deliver and to exercise its rights and perform its obligations under this agreement;

4.1.2 all corporate action required to be taken by the Parent validly and duly to authorise the execution and delivery of this agreement and to exercise its rights and performance obligations under this agreement have been duly taken;

4.1.3 it is duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware;

4.1.4 the Consideration Shares have been duly authorised by the Parent and, upon issuance in accordance with the terms of this agreement, will be validly issued, fully paid and non-assessable and will be transferred to the Vendors' Solicitors as custodian of the Consideration Shares ("the Custodian") for the benefit of the Consideration Shares Vendors, free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions, created or suffered by the Parent, other than those created by this agreement or applicable U.S. federal or State securities laws;

4.1.5 the issuance of the Consideration Shares to the Custodian for the benefit of the Consideration Shares Vendors under this agreement will not result in a breach of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (a) the Certificate of Incorporation or Bylaws of the Parent, (b) any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent is a party or is otherwise bound, or (c) any statute, rule or regulation or order of any court of governmental agency or authority to which the Parent is subject, which default or breach would materially and adversely affect the business or property of the Parent;

4.1.6 no consent, approval, authorisation or order of, or filing or registration with, any court or governmental agency or body is required in connection with the issuance of the Consideration Shares to the Consideration Shares Vendors as contemplated by this agreement; and

4.1.7 it is a "reporting issuer" as defined in regulation S ("Regulation S") of the United States Securities Act of 1933, as amended (the "Securities Act").

4.2 Each of the Consideration Shares Vendors acknowledges and agrees that the Consideration Shares have not been registered under the Securities Act and are being offered and sold hereunder pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S.

4.3 Each of the Consideration Shares Vendors warrants to the Parent and the Purchaser that such Consideration Share Vendor (i) is not a U.S. person (a "U.S. Person") as defined under Regulation S and (ii) is not acquiring the Consideration Shares for the account or benefit of a U.S. Person.

4.4 The Consideration Shares Vendors agree that they will resell the Consideration Shares only in accordance (a) with Regulation S or another exemption from the registration requirements of the Securities Act or (b) pursuant to an effective registration statement under the Securities Act, and (in the case of sales pursuant to sub-clause (a) above) during the eighty day period following the Restricted Period they will not resell more than 12,500 Consideration Shares in aggregate during any consecutive thirty day period.

4.5 The Consideration Shares shall initially be issued as a single global certificate (the "Global Certificate") to the Custodian. The Global Certificate shall be held on deposit with the Custodian for the accounts of the Consideration Shares Vendors and is exchangeable without charge for definitive certificates on or after the expiry of 40 days after Completion (such 40 day period being referred to as the "Restricted Period"). During the Restricted Period, the Custodian shall not offer, sell, assign, transfer, pledge, encumber or otherwise dispose of the Global Certificate or any interest or participation therein. Upon expiration of the Restricted Period, the Custodian shall surrender the Global Certificate to the Parent and the Parent shall exchange it for definitive certificates issued to the Consideration Shares Vendors in the numbers set out opposite their names in column 2 of Schedule 1A. Such definitive certificates shall be delivered only outside of the United States, its territories and its possession.

4.6 Upon original issuance of the Consideration Shares and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Consideration Shares shall bear the following legend:

              THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT" OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA (INCLUDING THE STATES AND THE DISTRICT OF COLUMBIA), ITS TERRITORIES, ITS POSSESSION AND OTHER AREAS SUBJECT TO ITS JURISDICTION (THE "UNITED STATES") OR TO ANY CITIZEN, NATIONAL OR RESIDENT OF THE UNITED STATES OR TO ANY CORPORATION, PARTNERSHIP OR OTHER ENTITY CREATED OR ORGANISED IN OR UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF, OR TO ANY ESTATE OR TRUST THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE OR TO ANY OTHER PERSON DEEMED A U.S. PERSON UNDER REGULATION S UNDER THE SECURITIES ACT.

         Additionally, until such time as the same is no longer required under the applicable requirements of this agreement, the Consideration Shares shall bear the following legend:

         THE SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SHARES REPRESENTED BY THE CERTIFICATE IS RESTRICTED BY THE TERMS OF AN AGREEMENT, DATED AS OF JUNE 14, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.

5        COMPLETION

5.1 Completion shall take place at the offices of Lehman Brothers, One Broadgate, London EC2M 7HA immediately after the completion of the Bank Sale Agreement when, subject to clause 5.15, all the transactions mentioned in sub-clauses 5.2 to 5.13 shall take place in the order stated.

5.2 Written resolutions of the Company and of each Group Company marked with a single asterisk (*) in Part 2 of Schedule 2 in the agreed form shall be passed.

5.3 The resignations of Donald Frankenfield, Thomas Kaplan, Peter Longland, James Pope, James Warden, Martin Young, AZZ, David Fielden, Charles Byford and Aongus Mullen from their respective offices as director or secretary of each Group Company (in the case of Aongus Mullen as secretary of Phone Direct Limited and Greyfriars Financial Services Limited only), with a written acknowledgement from each of them (other than Aongus Mullen) executed as a deed in the agreed form, that, subject to completion of the sale and purchase of the Shares under this agreement, he has no claim against the Group Companies in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds.

5.4 Board meetings of each Group Company shall be held at which Gerald Epstein and David Steene are appointed directors on terms that they will resign forthwith if the sale and purchase of the Shares is not completed in accordance with this agreement and the resignations referred to in clause 5.3 are accepted.

5.5 Written resolutions of the Company and each Group Company marked with two asterisks (**) in Part 2 of Schedule 2 in the agreed form shall be passed.

5.6 Each of the directors of the Company, HF, Assured Funding Corporation Limited, Heritable Capital Plan Limited, Home & Family Finance Limited, Home Funding Corporation Limited, Home Mortgage Corporation Limited, Home Mortgages Limited, Homestead Finance Limited and Secured Funding Limited shall then make a statutory declaration in accordance with s155(6) of the Act (in such form as such directors and the Purchaser shall agree) in relation to financial assistance to be given by such companies for the purpose of the acquisition of the Shares, provided that no party shall have any liability under this agreement if any such director fails to make any such statutory declaration.

5.7 The Company will advance to HF the sum of Pound Sterling 1,299,896 and HF shall apply such advance in subscribing for 699,998, 99,998 and 499,900 ordinary shares of(pound)1 each at par respectively in Home Mortgage Corporation Limited, Home Funding Corporation Limited and Homestead Finance Limited and such Group Companies shall apply such subscription moneys in part repayment of Inter-Company Loans (the repayment of which the Bank hereby demands) due to the Bank from such Group Companies.

5.8      The Vendors shall deliver to the Purchaser:-

5.8.1 duly completed and signed transfers in favour of the Vendors (other than Established Holdings Limited) of 432,423 shares in the Company sold to the Vendors by ANZ Grindlays Trust Corporation (Jersey) Limited, Ensign Trust Limited, D W J Heaver, Legal & General Assurance Society Limited, TCGP (Jersey) Limited, Thompson Clive Investments Plc, Financiere Worms & Cie S.A. and Worms & Company Limited contemporaneously with the sale and purchase of the Shares under this agreement;

5.8.2 duly completed and signed transfers in favour of the Purchaser, or as it may direct, of the Shares, together with the relative share certificates;

5.8.3 duly completed and signed transfers in favour of the Purchaser, or as it directs, of all shares of the Subsidiaries of the Company not registered in the name of a Group Company, together with the relative share certificates;

5.8.4 the resignations of Martin Young and Robert Lintonbon from their respective offices as director of Phoebus, with a written acknowledgement from each of them, executed as a deed in the agreed form, that he has no claim against Phoebus in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal;

5.8.5 the resignation of the auditors of each Group Company confirming that they have no outstanding claims and containing a statement under s394
         (1) of the Act that there are no such circumstances as are mentioned in that section;

5.8.6    a deed in the agreed form terminating the Shareholders Agreement;

5.8.7 if required by the Purchaser, a power of attorney in the agreed form executed by each of the registered members of the Company (including the Vendors) in favour of the Purchaser empowering the Purchaser to exercise such members' rights as shareholders of the Company pending the stamping and registration of the transfers referred to in clauses 5.8.1 and 5.8.2 and any unregistered transfers in favour of the Vendors;

5.8.8    the Phoebus Service Agreement duly executed by the Bank and HF;

5.8.9 a deed of novation in the agreed form novating AZZ's service agreement duly executed by AZZ, HG and the Bank;

5.8.10 a deed of novation in the agreed form novating the Beeson Gregory pool underwriting agreement duly executed by the Company, the Bank and Beeson Gregory Limited;

5.8.11 a comfort letter from PIE in agreed form addressed to the Purchaser relating to competing businesses.

5.9      There shall be delivered or made available to the Purchaser:-

5.9.1 the statutory books, books of account and documents of record of each Group Company, complete and up-to-date, and their certificates of incorporation and common seals;

5.9.2 the title deeds relating to each of the Properties, including all insurance policies, premium receipts and maintenance contracts;

5.9.3 the share certificates relating to the shares in Phoebus owned by the Company;

5.9.4 all the current and the unused cheque books of each Group Company, together with current statements as at Wednesday, 12 June 1996 of its bank accounts with National Westminster Bank Plc, and the appropriate forms to amend, in such manner as the Purchaser requires, the mandates given to such bank;

5.9.5 written confirmation from a director of the Company as to the location of any relevant title deeds and HF's counterparts of the original executed documents relating to each HF Loan and HF Mortgage which are not held at the Properties at Completion;

5.9.6 legal opinions in the agreed form that Onjet International Co Inc and Reads Trustees Limited, inter alia, have due authority to execute this agreement and the Deed of Indemnity;

5.9.7    the HF Mortgage Tape and a hard copy print of that tape.

5.10     Board meetings of each Group Company shall be held at which:-

5.10.1 such persons as the Purchaser nominates are appointed additional directors and secretary;

5.10.2   (in the case of the Company) the transfers referred to in clauses
         5.8.1 and 5.8.2 are approved (subject to stamping);

5.10.3 (in the case of the Subsidiaries of the Company) the transfers (if any) referred to in clause 5.8.3 are approved (subject to stamping);

5.10.4 the resignations referred to in clause 5.8.5 are submitted and accepted;

5.10.5 the registered offices of each of the Group Companies shall be changed to 19 Cavendish Square, London W1A 2AW;

5.10.6 all existing bank mandates shall be revoked and such new mandates referred to in clause 5.9.4 shall be approved; and

5.10.7 the appointment of the Purchasers' Auditors as auditors of each Group Company shall be approved.

5.11 If the Vendors are reasonably able to procure so, a board meeting of Phoebus shall be held at which the resignations referred to in clause
         5.8.4 are submitted and accepted.

5.12 The Deed of Indemnity shall be duly executed and exchanged by the Vendors, the Bank and the Purchaser.

5.13     Upon completion of the matters referred to in clauses 5.2 to 5.12:-

5.13.1   the Purchaser shall:-

         5.13.1.1 deliver by telegraphic transfer to the Vendors' Solicitors client account no. 50089753, Barclays Bank plc, Pall Mall East, London SW1Y 5AX (sort code 20-65-82) the sum of Pound Sterling 26,701,395, (being the amount of the Cash Consideration less an amount equal to the Bank Sale Consideration) (and receipt by the Vendors' Solicitors of the Cash Consideration shall be deemed to be effective receipt of the Cash Consideration by the Vendors);

         5.13.1.2 at the direction of the Vendors and the Company, apply the sum of Pound Sterling 10,192,676.60 (being an amount equal to the Bank Sale Consideration less the amount of the Subordinated Loan to be repaid by the Company in accordance with clause 15.13.3.2) in making an advance to Assured Funding Corporation Limited to assist the Inter-Company
                   Loans to be repaid in accordance with clause 15.13.3.1; and

         5.13.1.3 deliver to the Vendors' Solicitors a single global definitive stock certificate in the agreed form in respect of the Consideration Shares issued in the name of the Vendors' Solicitors;

5.13.2 the Vendors shall procure that the Company shall repay Pound Sterling 249,568.68 of the Subordinated Loan out of cash in bank by telegraphic transfer to CoreStates Bank NA, London Branch, account no. 12251333, The Royal Bank of Scotland Plc, 5-10 Great Tower Street, London (sort code 16-56-71);

5.13.3 in consideration of the sum of Pound Sterling 1 now paid to the Purchaser, the Purchaser will procure on Completion that:

         5.13.3.1 the Group will repay the Inter-Company Loans (which the Bank hereby demands) to the Bank by telegraphic transfer to the account of the Bank, account no. 00410202, Bank of Scotland, 38 Threadneedle Street, London (sort code 12-01-03); and

         5.13.3.2 the Company will (by payment out of the Bank Sale Consideration) repay the balance of the Subordinated Loan not repaid in accordance with clause 5.13.2 (being the sum of Pound Sterling 4,864,323.40 by telegraphic transfer to the account of CoreStates Bank NA referred to in clause 5.13.2 against the surrender by the stockholder to the Company of the relevant stock certificate for cancellation.

5.14 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this agreement.

5.15 The Purchaser may, in its absolute discretion, waive any requirement contained in clauses 5.2 to 5.12, or may waive any requirement on condition that all or any of the Vendors give, on Completion, a written undertaking to the Purchaser in such form and substance as it requires.

5.16 If any of the transactions set out in clauses 5.2 to 5.12 does not take place as provided or if the Vendors and the Bank do not execute and exchange the Deed of Indemnity, the Purchaser may rescind this agreement without prejudice to its other remedies and if the payments and transactions set out in clause 5.13 do not take place as provided or the Purchaser fails to execute and deliver the Deed of Indemnity, the Vendors may rescind this agreement without prejudice to their other remedies.

6        WARRANTIES AND INDEMNITY BY THE VENDORS

6.1 The Vendors severally warrant to the Purchaser and the Parent as at Completion in the terms set out in Schedule 3 save that PIE and Established Holdings Limited shall be jointly and severally liable for any breach by the other of the Warranties or any other obligation under this agreement or under the Deed of Indemnity (notwithstanding that any such obligation is expressed to be undertaken on a several basis). For the purposes of this agreement, PIE and Established Holdings Limited are considered to be "Associated Vendors".

6.2 The provisions of Schedule 4 shall have effect to limit the liability of the Vendors in respect of the Warranties and, where stated in
         Schedule 4, the Deed of Indemnity.

6.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no Warranty clause governs or limits the extent or application of any other Warranty clause.

6.4      The Purchaser confirms that:

         6.4.1 it has not relied on any representation warranty covenant or undertaking of the Vendors or any other person save for any representation, warranty, confirmation, covenant or undertaking expressly set out or referred to in this agreement or the Deed of Indemnity or the Disclosure Letter; and

         6.4.2 without prejudice to its rights under the Warranties or the Deed of Indemnity, it has not already formulated and does not presently contemplate making any claim against the Vendors under the Warranties or the Deed of Indemnity.

6.5 No breach or breaches of any of the Warranties or the Deed of Indemnity shall give rise to any right on the Purchaser to rescind this agreement following Completion.

6.6 Any amount paid by the Vendors in respect of any breach of any of the Warranties or under the Deed of Indemnity shall be treated as a reduction in the consideration.

6.7 The rights of the Purchaser under or in respect of the Warranties and the indemnities contained in the Deed of Indemnity shall not be assignable save as expressly provided in this clause 6.7. Any assignment or purported assignment of such rights (other than as expressly permitted by this clause 6.7) and any declaration of trust or purported declaration of trust in favour of any third party in respect of such rights shall be void. The Purchaser shall be entitled to assign any of such rights to or enter into a declaration of trust in favour of a member of the Purchaser's Group. For the purpose of this clause 6.7 and clause 6.8, the "Purchaser's Group" means the Parent and any other company which is for the time being a holding company of the Parent or a subsidiary of the Parent or of such holding company of the Parent. The expressions "holding company" and "subsidiary" have the meanings ascribed to them respectively by sections 736 and 736A of the Act but on the basis that the word "all" is substituted for the words "majority" in Section 736 (1)(a) and that section 736(1)(b) and (c) are deleted.

6.8 If the company to which the rights of the Purchaser under clause 6.7 of this agreement have been assigned ("the assignee") ceases to be a member of the Purchaser's Group, the Purchaser shall procure that the assignee assigns back to a member of the Purchaser's Group all its rights under clause 6.7 of this agreement and so that the assignment shall be deemed to have occurred immediately prior to the assignee ceasing to be a member of the Purchaser's Group.

6.9 Each of the Vendors severally hereby irrevocably and unconditionally waives, save in the case of fraud, and so that such waiver shall be enforceable for the benefit of the Purchaser for itself and as trustee for the Group Companies, any rights, remedies or claims which he or it may have in respect of any misrepresentation in, or omission from, any information or advice given to him or it by any of the Group Companies or their respective directors, officers, or employees and on which the Vendor has relied in giving the Warranties, in preparing the Disclosure Letter or in agreeing to give the Deed of Indemnity.

6.10 The Vendors severally undertake to the Purchaser promptly on written demand to indemnify each Group Company (by payment to the Purchaser) and keep them fully and effectively indemnified against all claims, losses, liabilities, damages, reasonable costs and expenses which a Group Company may suffer or incur:-

6.10.1 in respect of any liability for any unlawful or illegal act or omission prior to Completion of any of the Bank or its Subsidiaries or the directors, officers, employees of any of them; and

6.10.2 as a consequence of the matters, transactions and events referred to in paragraphs 3, 4 and 5 of the Recitals to this agreement, save to the extent that any such matters transactions or events give rise to lawful and binding obligations or commitment on the part of the Company or any Group Companies under the Bank Sale Agreement or any other document relating to the transactions and matters referred to in such Recitals and attached to the Disclosure Letter, provided that (without prejudice to the Deed of Indemnity) nothing in this clause 6.10 shall require the Vendors to indemnify the Purchaser in respect of any Taxation suffered or incurred in relation to any matters as are referred to herein.

7        GUARANTEES

7.1 The Purchaser hereby undertakes promptly on written demand by the Majority Vendors to indemnify the Vendors, the Bank and its Subsidiaries against any liability which may arise in respect of any of the following outstanding guarantees and indemnities (copies of which are annexed to the Disclosure Letter) that the Bank or its Subsidiaries have made or entered into in favour of or in respect of the liabilities of the Company and its Subsidiaries:

7.1.1 the guarantee given by the Bank under the lease by London & Provincial Poster Group Limited dated 8 December 1987 to HF of the third floor of Summit House, Reading, Berkshire, registered with Leasehold Title under title number BK 260537 at HM Land Registry;

7.1.2 the guarantees dated 12 June 1991 granted to National Westminster Bank Plc by the Bank and certain of its Subsidiaries (as disclosed in the Disclosure Letter) in respect of banking facilities made available to HF.

7.2 Without prejudice to the provisions of clause 6.10, the Vendors hereby undertake promptly on written demand by the Purchaser severally to indemnify the Company and its Subsidiaries (by payment to the Purchaser) against any liability (other than any liability relating to the Retained Properties) which may arise in respect of any outstanding guarantee, indemnities or other securities which are not disclosed in the Disclosure Letter that the Company or its Subsidiaries have made in favour of or in respect of the liabilities of the Bank and its Subsidiaries provided that each Vendor shall only be severally liable for such proportion of the liability as is equal to the proportion that the number of Shares sold by the relevant Vendor bears to the total number of Shares sold by all the Vendors and he shall not be liable for the proportions of the other Vendors.

7.3 In the event that Onjet International Co Inc ("Onjet") fails to implement in full its obligations under this agreement or the Deed of Indemnity then AZZ will on demand pay to the Purchaser any moneys due but not paid by Onjet and indemnify the Purchaser against all reasonable costs, charges and expenses which it may incur by reason of any default on the part of Onjet in performing and observing in full any of its obligations contained in this agreement or the Deed of Indemnity.

7.4 Although as between Onjet and AZZ AZZ is a guarantor only as between AZZ and the Purchaser AZZ shall be deemed to be a principal debtor and accordingly shall not be released or discharged nor shall his liability hereunder be prejudiced by the forbearance or indulgence shown by the Purchaser to Onjet whether as to payment, time, performance or otherwise.

7.5 The guarantee hereby given by AZZ shall be a continuing guarantee and shall remain in force until the obligations of Onjet under this agreement and the Deed of Indemnity have been performed and shall be unaffected by any legal limitation, disability or other circumstance (including for the avoidance of doubt any winding up or cessation of business) relating to Onjet or any irregularity, unenforceability or invalidity of any of its obligations under this agreement or the Deed of Indemnity.

8        PIE'S UNDERTAKING AND TERMINATION OF SHAREHOLDER AGREEMENT

8.1 In the event of any delay by any Vendor in complying with its obligations under this agreement PIE will use its reasonable endeavours (without imposing any payment obligation on it in the event that any of the Vendors other than PIE fail to comply with their obligations under this agreement) to ensure that such Vendor complies with its obligations under this agreement including without limitation its obligations pursuant to clause 6 of this agreement.

8.2 The Vendors shall procure that at Completion the Shareholders Agreement is terminated and that no party to it has any claim against the Group Companies pursuant to that agreement.

9        PHOEBUS EMPLOYEES, EMPLOYEE BONUSES AND NR'S SERVICE AGREEMENT

9.1 The Purchaser hereby agrees to indemnify the Bank and keep the Bank indemnified against all liabilities, costs, charges, expenses, actions, proceedings, claims and demands arising out of or in connection with:

9.1.1 the termination of employment of any Phoebus Employee taking place on or after Completion and whether in contract or in tort or under statute (including the Treaty of Rome and any directive made under the authority of that Treaty) including, without limitation, in respect of unfair dismissal, redundancy, wrongful dismissal, sex or race discrimination. The indemnity contained in this clause 9.1.1 shall not apply to actions or directions of the Bank made to any Phoebus Employees specifically relating to the business of the Bank as carried on after Completion which do not relate to the

         Phoebus Service Agreement or the subject matter thereof other than actions or directions which are in breach of the terms of that agreement; and

9.1.2 the employment of NR by the Bank, the Company and/or HF after Completion or the termination of NR's employment by the Bank, the Company or HF after Completion and whether in contract or in tort or under statute (including the Treaty of Rome and any directive made under the authority of that Treaty) including without limitation any claim for remuneration, unfair dismissal, wrongful dismissal or redundancy. The indemnity contained in this clause 9.1.2 shall not apply if and to the extent that the Bank fails to comply with the provisions of clause 9.2.2 and the Bank hereby undertakes to the Purchaser that it shall not, at any time after Completion, require NR to supply any services for the benefit of the Bank pursuant to his contract of employment.

9.2 If the Bank is entitled to make a claim against the Purchaser under clause 9.1, the Bank shall:

9.2.1 give written notice of the circumstances giving rise to the claim as soon as reasonably practicable after the directors of the Bank become aware of the Bank's right to make a claim;

9.2.2 not make any admission of liability or compromise with any Phoebus Employee or NR in relation to any claim by such employee or NR without the prior agreement of the Purchaser, such consent not to be unreasonably withheld or delayed;

9.2.3 give the Purchaser and its professional advisers any relevant documents and records within its power, possession or control to enable the Purchaser and its professional advisers to examine any claim by any Phoebus Employee or NR;

9.2.4 take such action as the Purchaser may reasonably request to defend any claim by any Phoebus Employee or NR or to compromise the same, provided that the Purchaser shall indemnify and secure the Bank to the reasonable satisfaction of the Bank against any liability, costs, damages or expenses which may be incurred thereby.

9.3 Subject to and without prejudice to the indemnity contained in clause 9.1, the Bank shall:

9.3.1 not take any action to terminate the employment of any of the Phoebus Employees or NR (or any action that could in the reasonable opinion of the Bank amount to constructive dismissal) whether by way of notice under the applicable contract of employment, redundancy, dismissal or otherwise other than with the prior written approval (such approval not to be unreasonably withheld or delayed) or at the written request of the Purchaser;

9.3.2 not make any variation to the contract of employment of any of the Phoebus Employees or NR (including, without limitation, in their rate of remuneration) without the prior written approval of the Purchaser.

9.4 If, at any time after the period of four months after Completion, the Purchaser requests in writing to the Bank to terminate the employment of any Phoebus Employee ("the Designated Employee") and the Bank fails to terminate the Designated Employee's employment in accordance with the Purchaser's request and in the manner stipulated in the request within a period of 30 days after receipt of the request, the Bank shall cease to be entitled to an indemnity under clause 9.1 in respect of any termination of the Designated Employee's employment by the Bank after the expiry of such 30 day period.

9.5 The Purchaser undertakes to the Vendors and the Bank to procure that HF shall pay to the executives of the Group listed in Schedule 14 the bonuses set out against their respective names in that Schedule, less any deductions which may be required to be made under PAYE, such bonuses to be paid in cleared funds on 28 June 1996 (being the June payroll date), whether or not at such time the executives continue to be employed by the Group.

9.6 The Purchaser undertakes to the Bank to use its reasonable endeavours to procure that any employee of the Group who has been issued with a credit card by the Bank shall cease to use such card as soon as reasonably practicable and in event within 28 days after Completion and deliver up such card to the Bank for cancellation within 28 days after Completion. The Purchaser further undertakes to the Bank to procure that each Group Company shall, within 5 days of receipt by it of a statement of account in respect of any such credit card, pay to the Bank the outstanding amount due as specified in such statement.

9.7 The Bank hereby undertakes to the Purchaser to indemnify and keep indemnified each Group Company against all liabilities, costs and claims which it may suffer or incur in connection with the "Heritable Group plc Senior Executive Bonus Scheme 1996" (details of which are contained in the Disclosure Letter) ("the Scheme") other than as a result of or in connection with any right or entitlement which NR may have under or in respect of the Scheme, but without prejudice to the provisions of clause 9.1 in relation to Charles Byford's entitlement or right under the Scheme.

10       PENSIONS

10.1     The terms of Schedule 7 apply.

11       FURTHER UNDERTAKINGS OF THE VENDORS

11.1 To assure to the Purchaser the full benefit of the Business and goodwill of the Group Companies, each of the Vendors severally undertakes to the Purchaser by way of further consideration for the obligations of the Purchaser under this agreement, as separate and independent agreements, that he will not:-

11.1.1 disclose to another person, or himself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, confidential information concerning the businesses, accounts or finances of the Group Companies, or their clients' or customers' transactions or affairs, of which he or it has knowledge; and

11.1.2 for a period of one year after Completion, solicit from a Group Company a person who, to his knowledge, is or at any time during the period of one year prior to Completion has been a customer of a Group Company, or an employee (during that period) of a Group Company earning an annual salary in excess of Pound Sterling 40,000;

11.1.3 for a period of one year after Completion solicit any employee of a Group Company (as at or immediately prior to Completion) away from such Group Company save that nothing in this clause 11 shall prohibit
         (a) any public advertisements by any Vendors or (b) the use by any of them of any employment agency where in either case there is no intention to solicit away any such employee.

11.2 In consideration of the Purchaser entering into this agreement, each of AZZ, NR, Martin Young and Timothy Wentworth severally undertake that he will not be engaged in Great Britain or be interested or participate in or carry on any business which is in competition with the business currently carried on by the Group of advancing consumer loans secured on residential property in Great Britain to borrowers of good credit history as represented by the Group's existing loan portfolio and current loan origination anywhere in England, Scotland, Wales and Northern Ireland for a period of one year after Completion provided that nothing in this clause shall prevent any of AZZ, NR, Martin Young or Timothy Wentworth:

11.2.1 accepting any office, employment position or entering into any consultancy agreement with any financial institution (whether or not it or a holding company or subsidiary of it competes with the Business) provided that the office, position or consultancy role so accepted is not directly involved in any business which competes with the Business;

11.2.2 owning or having any interest in any shares or securities which are listed on any recognised investment exchange or shares or securities in any company or business in the day to day management of which he is not involved.

11.3 Each Vendor severally agrees to exercise all voting rights available to him or it in respect of shares held by or on trust for him or it in the Bank to direct for the period of one year following Completion that, whilst any shares in the Bank are held by, or on trust for that Vendor, neither the Bank nor any of its Subsidiaries will engage in or participate in any business which is in competition with the business currently carried on by the Group of advancing consumer loans secured on residential property in Great Britain anywhere in England, Scotland, Wales and Northern Ireland.

11.4 Each Vendor and each of AZZ and NR severally undertakes to the Purchaser that he shall not, and that he shall exercise all voting rights available to him or in respect of shares held by him in the Bank so as to procure that, whilst any shares are held by him, the

         Bank and its Subsidiaries shall not, at any time use or permit to be used the name "Heritable" whether by itself or in conjunction with any other name, or use or permit to be used any name similar or likely to be confused with "Heritable", in connection with any business which is in competition with the Business in England, Scotland, Wales and Northern Ireland.

11.5 Each covenant and undertaking contained in clause 11 shall be construed as a separate covenant or undertaking. If one or more of the covenants and undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants and undertakings shall continue to bind each of the Vendors.

11.6 If any covenant or undertaking contained in clause 11 were void but would be valid if some part of the covenant or undertaking were deleted, the covenant or undertaking in question shall apply with such deletion as is necessary to make it valid.

11.7 Each of the Vendors acknowledges and agrees with the Purchaser that the duration, extent and application of each of the restrictions in clause 11 are no greater than is necessary for protection of the goodwill and trade connections of the Business and value of the Group.

11.8 Each of the Vendors severally undertakes to use its reasonable endeavours insofar as it is able to do so in its capacity as a shareholder or director of the Bank to procure that any documents relating to the Group which are in the possession or control of the Bank or its Subsidiaries are made available for collection by the Purchaser within 30 days of Completion.


12       CHANGE OF NAME

12.1     The Purchaser undertakes:-

12.1.1 to procure that within 60 days after Completion the Company and each of its Subsidiaries will change its name (if relevant) so as not to include the word "Heritable"; and

12.1.2 to ensure that at all times after 60 days following Completion the Company and each of its Subsidiaries will not use or permit to be used the name "Heritable" whether by itself or in conjunction with any other name or names or use or permit to be used any name similar or likely to be confused with "Heritable", provided that this clause shall not prohibit the use by the Group of the Scottish legal term "heritable" (other than as a name or as part of a name of any Group Company) where appropriate in its business.


13       ORION LITIGATION

13.1 The Purchaser shall procure that the Majority Vendors shall be given the conduct of the appeal and cross appeal in the Court of Appeal and such higher court as the Majority Vendors may direct ("the Appeal") against the judgment entered against HF in favour of Orion Finance Limited in Case No. Ch 1992 O No. 8787 ("the Litigation") (a provision of Pound Sterling 276,000 in respect of the costs and expenses and other liabilities (including without limitation any liability for adverse costs and any damages that may be awarded) relating to the Litigation ("Liabilities") having been made in the Management Accounts ("the Litigation Provision")). Without prejudice to the generality of the foregoing, the Majority Vendors shall be entitled to instruct on behalf of HF such legal or other advisers as they may consider necessary or desirable for the purpose of conducting the Appeal (after reasonable consultation with the Purchaser regarding the identity of such advisers).

13.2 The Purchaser shall procure that HF shall take all steps and do all things as the Majority Vendors shall reasonably direct on reasonable prior notice to assist the Majority Vendors in connection with the conduct of the Appeal and shall, without limitation, give the professional advisers instructed by the Majority Vendors reasonable access on reasonable prior notice to all information, documents or records relating to the Litigation within its power, possession or control to enable the Majority Vendors to conduct the Appeal.

13.3 All Liabilities incurred by HF in connection with the Appeal up to an amount equal to the Litigation Provision shall be borne by HF and the Purchaser shall procure that HF shall promptly pay such Liabilities as and when they fall due.

13.4 All Liabilities incurred by HF in connection with the Appeal at the direction or approval of the Majority Vendors in excess of the Litigation Provision shall be borne by the Vendors who shall pay such Liabilities as they fall due and shall promptly on demand indemnify and keep indemnified HF and the Purchaser against such Liabilities.

13.5 If the Vendors do not comply with their obligations under clause 13.4 within 5 business days of demand in writing by HF, the Purchaser and HF shall be entitled to take such action, or to pursue or defend or compromise the Litigation in the absolute discretion of HF or the Purchaser, without reference to any of the Vendors.

13.6 The Purchaser shall procure that HF will as soon as reasonably practicable after taxation or agreement of any legal costs (which are adverse or otherwise) and after notification by the Majority Vendors to the Purchaser of the Appeal succeeding, settling, failing or being withdrawn, deliver promptly to the Vendors in cleared funds to such accounts as the Vendors shall notify to the Purchaser in writing the amount (if any) by which the Litigation Provision exceeds the actual Liabilities incurred by HF in continuing the Appeal (including any payment required to be paid to Orion Finance Limited and its advisers in connection with the Litigation).

13.7 The Vendors shall as soon as reasonably practicable supply to the Purchaser at the Vendors' cost such information as the Purchaser may reasonably require in connection with the Litigation (including without limitation with respect to the amount of Liabilities and merits).


14       ASSIGNMENT AND SUCCESSIONS

14.1 This agreement binds each party's successors and assigns and personal representatives (as the case may be).

14.2 Except as expressly provided in this agreement, none of the rights of the parties under this agreement may be assigned or transferred.

15       ANNOUNCEMENTS

15.1 No announcement shall be made in respect of the subject matter of this agreement, except as specifically agreed between the parties, unless and to the extent that an announcement is required by law or by the regulations of the Securities Exchange Commission of the United States of America or any other competent authority. Each of PIE and its subsidiaries and any parent company of PIE and any subsidiary of such parent company shall be permitted to disclose matters relating to the subject matter of this agreement in the normal course of their financial reporting practices and the Vendors shall be entitled to disclose details of the subject matter of this agreement (whether before or after the execution of this agreement) to the bankers of the Bank and to the Bank of England. The parties shall make an announcement in relation to this agreement in the agreed form at Completion.

16       INFORMATION

16.1 The Purchaser shall procure that after Completion the Vendors and their professional advisors are given as soon as reasonably practicable after request such reasonable access to documents and records of the Group Companies as the Majority Vendors shall reasonably require (together with copies of such documents on payment of a reasonable fee):-

         16.1.1 for the purposes of finalising the financial statements of the Bank or its Subsidiaries for the year to 31 December 1996; or

         16.1.2 for the purposes of dealing with any matter referred to in this agreement.

16.2 The Bank shall give, and each of the Vendors shall severally procure that whilst he or it holds shares in the Bank he or it will exercise his or its voting rights in respect of his or its shareholding to procure that the Bank gives, the Purchaser and its agents and advisers promptly on request such reasonable access to documents and records of the Bank as the Purchaser shall reasonably require (together with copies of such documents on payment of reasonable fee):-

         16.2.1 for the purposes of finalising the financial statements of the Group for the year to 31 December 1996; or

         16.2.2 for the purposes of dealing with any matter referred to in this agreement.


17       COSTS

17.1 All expenses and selling commissions incurred by or on behalf of the parties (unless otherwise expressly stated herein), including all fees of agents, financial advisers, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability, and no Group Company shall have any liability in respect of them. The Vendors and Purchaser agree to bear the fees and expenses of Simmons and Simmons incurred in connection with this agreement as to half by the Vendors and half by the Purchaser and to promptly pay such proportion as and when such fees and expenses are due.

17.2 As between the Vendors, costs which are borne by any Vendor on behalf of all of the Vendors will be shares proportionately to their respective shareholdings in the Company as set out in Schedule 1 and reimbursed promptly to the Vendor who incurs or has incurred the expense on receipt of an invoice.


18       COMMUNICATIONS

18.1 All communication between the parties with respect to this agreement shall be in writing and shall:-

18.1.1 be delivered by hand, or sent by pre-paid post (first class if inland and airmail if overseas), to the address of the addressee (including for the avoidance of doubt the Vendors' Solicitors as set out in this agreement or to such other address as the addressee notifies for the purpose of this clause; or

18.1.2 be sent by facsimile transmission to the facsimile transmission numbers stated below or as notified for the purpose of this clause.

18.2     Communications shall be deemed to have been received as follows:-

18.1 if sent by post - 2 business days (or if overseas 5 business days) after posting;

18.2.2. if delivered by hand - on the day of delivery, if delivered at least 4 hours before the close of business hours on a business day, and otherwise on the next business day;

18.2.3 if sent by facsimile transmission - at the time of transmission, if received at least 4 hours before the close of business hours on a business day, and otherwise on the next business day. For this purpose, a "business day" means a day on which the clearing banks in the City of London are open for business and "business hours" mean between the hours of 09.00 and 17.00 inclusive, local time.

18.3 A communication to the Vendors, AZZ, NR or the Bank which is delivered or sent in accordance with clause 18.1 to the Vendors' Solicitors shall be deemed to have been sent to each Vendor and received by them on the days referred to in clause 18 and, without prejudice to the preceding provisions of this clause 18.3 as to when any such communication is deemed to be received by the Vendors, the Vendors shall instruct the Vendors' Solicitors to notify each of them as soon as practicable following receipt of such communication. Communications addressed to the Purchaser shall be marked for the attention of David Steene and communications addressed to the Parent shall be marked for the attention of Robert Patent.

18.4 The facsimile transmission number referred to in clause 18.1 are:- for the Vendors, AZZ, NR and the Bank - the numbers specified in
         Schedule 1 (if any)
         for the Purchaser - (England) 0181 207 6912
         for the Parent -    (USA) 001 914 592 1882


19       INVALIDITY

19.1 If a term in or provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

20       COUNTERPARTS

20.1 This agreement may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

21       PROPER LAW

21.1 The construction, validity and performance of this agreement shall be governed by the laws of England and parties submit to the non-exclusive jurisdiction of the English Courts and waive any objection to legal action or proceedings arising out of or in connection with this agreement or the Deed of Indemnity ("Legal Proceedings") in such courts on the grounds of venue or on the grounds that Legal Proceedings have been brought in an inconvenient forum.

21.2 Each of the Vendors, AZZ, NR and the Bank who is not or who ceases to be resident in England undertakes to the Purchaser irrevocably to appoint, and each such Vendor hereby appoints, the Vendors' Solicitors at their address set out in this agreement (or at such other address of the Vendors' Solicitors in Great Britain as the Vendors may notify in writing to the Purchaser for the purpose of this clause) to receive, for him and on his behalf, service of process in any Legal Proceedings in England. Such service shall be deemed completed on delivery to the Vendors' Solicitors (whether or not it is forwarded to or received by the relevant Vendor) (quoting reference RJJ/FEM/h605/23).

21.3 The Parent undertakes to the Vendors, AZZ, NR and the Bank irrevocably to appoint, and the Parent hereby appoints, the Purchaser's Solicitors at their address set out in this agreement (or at such other addresses of the Purchaser's Solicitors in Great Britain as the Parent may notify in writing to the Vendors for the purpose of this clause) to receive for it and on its behalf service of process in any Legal Proceedings in England. Such service shall be deemed completed on delivery to the Purchaser's Solicitors (whether or not it is forwarded to or received by the Parent) (quoting reference c93/c104/c151/c877-001).

21.4 Each of the obligations, representations, warranties, indemnities and undertakings entered into or made by or on behalf of any of the parties to this agreement (excluding any obligation fully performed at Completion) and the Deed of Indemnity shall continue in full force and effect notwithstanding Completion taking place.

21.5 The rights and remedies of any party to this agreement in respect of a breach of any provision of this agreement or pursuant to the Deed of Indemnity shall not be affected by Completion or by any party to this agreement failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorized written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

21.6 Notwithstanding any rule of law or equity to the contrary, a release, waiver, compromise or other arrangement or the giving of any time or indulgence which any party to this agreement agrees to or effects in relation to any other of the parties in connection with this agreement including without limitation the Warranties, or the Deed of Indemnity shall not affect the rights and remedies of any party to this agreement as regards any other of the parties.

21.7 Any right or remedy of any party to this agreement in respect of a breach of any provision of this agreement or pursuant to the Deed of Indemnity shall be in addition and without prejudice to all other rights and remedies of any party to this agreement and the exercise or failure to exercise any such right or remedy shall not constitute a waiver by any party to this agreement of that or any other of its rights or remedies.

21.8 This agreement (and the documents referred to in it) constitutes the entire agreement between the parties in connection with the subject matter of this agreement.

         Executed and delivered by the parties as an agreement under hand on the date of this agreement save for Ari Charles Zaphiriou-Zarifi, Norman Patrick Royal and the Bank who execute and deliver this agreement as a deed on the date of this agreement.

SIGNED by                    )
                             )
for and on behalf of         ) /s/
ESTABLISHED HOLDINGS         )
LIMITED                      )
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge




SIGNED by                    )
DAVID FIELDEN                ) /s/ David Fielden
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge






SIGNED by                    )
PETER WILLIAM LONGLAND       ) /s/ Peter William Longland
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge






SIGNED by                    )
JEAN LONGLAND                ) /s/ Peter William Longland
in the presence of:          )     as attorney
/s/ J. Ambler
Adelaide House
London Bridge





SIGNED by                    )
                             )
for and on behalf of         )
ONJET INTERNATIONAL          ) /s/
CO INC.                      ) as attorney
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge

SIGNED by                    )
                             )
for and on behalf of         ) /s/
PHILADELPHIA INTERNATIONAL   )
EQUITIES INC.                )
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge






SIGNED by                    )
                             )
for and on behalf of         ) /s/
READS TRUSTEES LIMITED       )    as attorney
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge







SIGNED by                    )
IAN TIMOTHY WENTWORTH        ) /s/
in the presence of:          )    as attorney
/s/ J. Ambler
Adelaide House
London Bridge






SIGNED by                    )
MARTIN HENRY YOUNG           ) /s/
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge






SIGNED by                    )
                             )
for and on behalf of         )
CITY MORTGAGE CORPORATION    ) /s/ David Steene
LIMITED                      )
in the presence of:          )
/s/

SIGNED by                    )
                             )
for and on behalf of         )
CITYSCAPE FINANCIAL          ) /s/ David Steene
CORP.                        )
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge






SIGNED and DELIVERED         )
as a deed by                 )
ARI CHARLES                  ) /s/
ZAPRIRIOU-ZARIFI             )
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge






SIGNED and DELIVERED         )
as a deed by                 )
NORMAN PATRICK ROYAL         ) /s/
in the presence of:          )
/s/ J. Ambler
Adelaide House
London Bridge






EXECUTED as a deed by        )
THE HERITABLE AND GENERAL    ) /s/
INVESTMENT BANK LIMITED      )
in the presence of:          )

                             Director /s/

                             Director/Secretary /s/